Exhibit 99.2

Item 7              Identification and Classification of the
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                    Subsidiary Which Acquired the Security Being
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                    Reported on By the Parent Holding Company:
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                    CRT Capital Holdings and Harbor Drive Management own
                    directly no Shares. Pursuant to an investment agreement, Harbor Drive Management has the investment and voting power with respect to the securities held by Harbor Drive Master Fund. CRT Capital Holdings owns all the equity interests in and is the sole managing member of Harbor Drive Management and CRT Capital Group.

                    CRT Capital Group is a Broker or Dealer registered under
                    Section 15 of the Act (15 U.S.C. 78o).

                    Harbor Drive Management is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3)